EXHIBIT 99.1

GRANT PARK WEEKLY PERFORMANCE STATISTICS * 07/13/07
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	1.85%	5.08%	11.62%
Class B Units	1.83%	5.05%	11.11%
* Subject to independent verification

      COMMENTARY FOR THE WEEK ENDED JULY 13, 2007

The Grant Park Futures Fund generated trading gains during the week ended July 13th.  Positions in the currencies, equities and grains provided gains while losses were incurred in the interest rate sector.

Positions in the currencies continued to benefit from a weakening dollar as the euro broke through $1.38 for the first time.  Additionally, the British pound rallied to a 26 year high of $2.0366.  This strength, coupled with other non-dollar strength, pushed the dollar index to new lows on the year benefiting Grant Park’s short dollar index positions.

Long positions in the global equity markets posted gains after sharp swings in trading earlier in the week.  Equity investors late in the week shook off concerns in the sub-prime mortgage market and pushed the Dow 22% higher on the week.  As the U.S. indices stabilized at mid-week and surged at week’s end, buying euphoria spilled over to the Hang Seng index, which rose 2.52% on the week, benefiting long positions.

Long positions in grains benefited when grain prices, and soybeans in particular, moved higher on the USDA acreage report released during the week.  The report, which details actual acres planted in a particular grain, showed less acres planted in soybeans than anticipated, as farmers continued to emphasize corn.  This sent soybeans up 6% on the week followed by other soy products.

Finally, short positions in U.S. and non-U.S. financials contributed to the majority of losses for the week.  Credit concerns dominated domestic trading as unease over the sub-prime problems continue.  Investors, nervous that the problems found in the sub-prime markets might spread to other sectors, sought safety in Treasuries, pushing yields lower.  Off-shore, the Bank of Japan voted 8 to 1 to leave rates unchanged.  In addition, Bank of Japan Governor Fukui repeated that rates will be adjusted gradually.  This coupled with a one day Nikkei index plunge of 203 points led to a strong rally in Japanese government bonds.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

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